EXHIBIT 99.1

News Release
Contact: Michael Mitchell, 513-784-8959, mmitchell@chiquita.com
CHIQUITA OUTLINES BUSINESS RESTRUCTURING
TO IMPROVE PROFITABILITY AND ACCELERATE STRATEGY
- Actions to Generate $60-80 million in Annual Savings after $25 Million Charge -
     CINCINNATI — Oct. 29, 2007 — Chiquita Brands International, Inc. (NYSE: CQB) today outlined a restructuring plan and management changes designed to accelerate its previously announced strategy to become the global leader in healthy, fresh foods. This business restructuring is designed to improve the company’s profitability by consolidating operations and simplifying its overhead structure to improve efficiency, stimulate innovation and further enhance focus on customers and consumers.
     As a result of these changes, the company expects to generate new, sustainable cost reductions of approximately $60-80 million annually, beginning in 2008, after a one-time charge of approximately $25 million in the fourth quarter 2007 related to severance costs and certain asset write-downs. Realized savings will improve profitability, and resulting additional cash flow will be used primarily to reduce debt, consistent with the company’s previously announced target to achieve a debt-to-capital ratio of 40 percent.
     “Since 2005, market dynamics and the competitive landscape have been rapidly changing, which has limited our profitability and slowed the execution of our strategy,” said Fernando Aguirre, chairman and chief executive officer. “While we have already taken various actions to strengthen our balance sheet, improve our risk profile, and diversify the company, we continue to endure rising industry costs, punitive European banana import regulations, and a slower-than-expected recovery in the value-added salads category. We began a major analysis in the summer when we realized the effects of these negative forces were impacting our profit plans longer than originally anticipated. As a result of this analysis, we are taking several significant broad-based actions across the business, which are designed to improve our performance in areas we can more directly influence and control.”
     Aguirre added, “The changes we are making will result in fewer layers of management, better and faster decisions and improved accountability. Also, we will drive greater integration and efficiency across business units and geographies, resulting in one face to customers, one global supply chain from seed to shelf, and one global innovation program with targeted priorities and better execution. Taken together, I am confident these actions will strengthen our long-term market position and enhance our ability to achieve sustainable, profitable growth.”

     The $60-80 million of annual cost savings are expected to come primarily from two areas: (1) a simplification and reduction of the company’s operating and corporate overhead structure, including the elimination of more than 160 management positions worldwide, or a 21 percent reduction at the three highest levels, and related reductions in administrative expenses; and (2) business model changes, including network optimization, as described below, and the planned exit from certain nonstrategic or unprofitable businesses. All of these changes will be made in a manner designed to maintain high-quality service to customers and consumers, consistent with existing legal and contractual obligations, while treating fairly all Chiquita employees throughout the world who are impacted by the announced changes.
Simplified Organizational Structure
     Chiquita has simplified its organizational structure and realigned it by geography, rather than product line. In addition, the company’s product supply organization, innovation efforts and certain corporate support functions have been consolidated worldwide to drive greater network efficiency, prioritize the development of higher-margin, value-added products, and improve the company’s market competitiveness.
     The company announced the following changes in the roles and responsibilities of senior management positions, all of which will report directly to CEO Fernando Aguirre:
•	Michel Loeb, President, Europe and Middle East
Loeb will be responsible for all aspects of the company’s operations throughout Europe and the Middle East, including bananas, other produce and diversified value-added products such as Just Fruit in a Bottle. Loeb joined Chiquita in 2004 and served most recently as president, Chiquita Fresh Group — Europe. He has more than 25 years of senior management and consumer marketing expertise, including experience at S.C. Johnson & Son and Nestlé.

•	Brian W. Kocher, President, North America
Kocher will be responsible for all aspects of the company’s operations in North America, including value-added salads, bananas and other produce. Kocher joined Chiquita in 2005 and served most recently as vice president, controller and chief accounting officer. He brings more than 15 years of accounting, sales, finance and business process change expertise, including previous work experience at General Electric and Hill-Rom.

•	Tanios Viviani, President, Global Innovation and Emerging Markets, and Chief Marketing Officer
Viviani joined Chiquita in 2004 and has served since June 2005 as president of the Fresh Express Group. In his new role, Viviani will be responsible for the company’s consolidated innovation, research, quality and product development initiatives worldwide, as well as having profit-and-loss responsibilities over certain emerging markets, such as Asia. He will also coordinate all marketing globally. Before joining Chiquita, Viviani served for 16 years at Procter & Gamble in various general management, operations and new business development roles in the United States, Latin America and Asia.

•	Waheed Zaman, Senior Vice President, Product Supply Organization
In this role, Zaman will lead the company’s end-to-end supply chain, driving excellence and efficiency in the company’s global sourcing and processing operations. Zaman joined Chiquita in 2004 and served most recently as senior vice president, supply chain and procurement. Before coming to Chiquita, Zaman held a variety of senior-level information technology and business process improvement positions during his 15 years with Procter & Gamble.

•	Kevin Holland, Senior Vice President, Chief People Officer
Holland joined Chiquita in 2005 and has served most recently as senior vice president of human resources. In this expanded role, Holland will be responsible for the execution of this restructuring effort. He will continue to be responsible for human resources in addition to various corporate support functions worldwide, including information technology, communications, administrative services and security. Before joining Chiquita, Holland held various senior human resources roles at Coors, Kinko’s, Gateway and Abbott Laboratories.
     The roles and responsibilities of the following leaders who also report to the CEO remain largely unchanged: Jeffrey M. Zalla, senior vice president and chief financial officer; James E. Thompson, senior vice president, general counsel and secretary; and Manuel Rodriguez, senior vice president, government and international affairs and corporate responsibility officer.
     In conjunction with these organization changes, the president and chief operating officer role at Chiquita Fresh Group has been eliminated. As a result, Bob Kistinger, who has served in that capacity, has been appointed president, special assignments. Kistinger will serve in that role until the end of the year, at which time he will be leaving the company to pursue new opportunities.
     “I wish to thank Bob for his many significant contributions and for his dedication and loyalty to Chiquita for more than a quarter century,” Aguirre said. “While we will certainly miss the benefit of his extensive industry knowledge, Bob developed a strong team of leaders in the company, several of whom will take over the daily duties of his position.”
Business Model Changes
     Chiquita previously announced the downsizing of its operations in Chile and the exit from certain unprofitable farm leases. The company is making several additional structural changes that will take place over the next several months:
•	Network Optimization in North American Value-Added Salads
The company’s recent acquisition of the Verdelli Farms production facility in Harrisburg, Pa., will allow Fresh Express to rebalance its production and distribution network for value-added salads. To optimize network efficiency, the company has decided to close its distribution center in Greencastle, Pa., and production facility in Carrollton, Ga., over the next several months. Closing these two facilities will reduce operating costs while further improving the freshness of products we supply to customers. The company employs approximately 240 people at Carrollton and 40 people at Greencastle.

•	Exit from U.S. Fruit Bowl Business
Chiquita has thoroughly reviewed its fresh-cut fruit business and has decided to focus on its line of healthy snacks, such as Chiquita Apple Bites, which have achieved market share leadership and wide acceptance from customers and consumers. However, the company’s line of fresh-cut fruit bowls will be discontinued over the next several months. As a result, the company will convert facilities in Edgington, Ill., and Salinas, Calif., to focus on the production and distribution of value-added salads and healthy snacks. This change will eliminate approximately 130 full-time positions dedicated to fruit-bowl production.

•	Closure of Bradenton, Fla., Distribution Facility

In conjunction with the company’s consolidation of its North American logistics operations, Chiquita will close its banana distribution facility in Bradenton by year end. Closing the Bradenton facility will reduce operating costs and is not expected to impact its current customers, which will continue to be served from the company’s distribution center at Port Everglades, Fla. Chiquita employs 15 people at Bradenton.

•	Exploring Strategic Alternatives for Atlanta AG
Chiquita acquired full ownership of Atlanta AG in 2003 and executed a successful three-year cost-saving turnaround plan for this unit, which has annual revenues in excess of $1 billion and leading market share in the fruit and vegetable distribution sector in Germany and Austria. During the past two years, however, various macro-level market influences, including changes in the E.U. banana import regime, stiff price competition and consolidation of the retail sector, have combined to reduce Atlanta’s profitability. In addition, while Atlanta has significant strengths, management has determined that its commodity distribution business is not a strong fit with Chiquita’s long-term strategy. As a result, the company has launched a process to explore strategic alternatives for this unit, including a possible sale. To assist with this effort, Chiquita has retained Taylor Companies, Inc., a Washington, D.C.-based investment bank specializing in synergistic mergers and acquisitions. The company does not expect to disclose developments with respect to this process unless and until its board of directors has approved a definitive transaction. There can be no assurance that these activities will ultimately lead to an agreement or a transaction.
Updating Long-Term Growth Objectives in 2008
     Aguirre concluded: “With these actions, we are taking a major step forward to create a more positive future for Chiquita. Furthermore, these actions will strengthen our corporate culture and help us become more innovative and customer-focused. This restructuring does not change our strategic focus; rather, I am confident that by simplifying the organization, consolidating operations and reducing costs, we will improve our profitability and accelerate our ability to achieve sustainable growth. With these changes, however, we will need to redefine our growth targets, since the negative impacts of rising industry costs, the E.U. tariff regime and the E. coli event have slowed down our strategic growth plan considerably, such that reaching our goals will take us longer than we originally estimated. We expect to provide more information about these long-term financial goals early in 2008.”
About Chiquita Brands International, Inc.
     With annual revenues of approximately $4.5 billion, Chiquita Brands International, Inc. (NYSE: CQB) is a leading international marketer and distributor of high-quality fresh and value-added food products — from energy-rich bananas and other fruits to nutritious blends of convenient green salads. The company’s products and services are designed to win the hearts and smiles of the world’s consumers by helping them enjoy healthy fresh foods. The company markets its products under the Chiquita® and Fresh Express® premium brands and other related trademarks. Chiquita employs approximately 25,000 people operating in more than 70 countries worldwide. For more information, please visit our web site at www.chiquita.com.

     This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including the ability of the company to successfully implement the restructuring described above and achieve the anticipated cost savings and other benefits; the continuing impact of the 2006 conversion to a tariff-only banana import regime in the European Union; unusual weather conditions; industry and competitive conditions; changes in financing markets; product recalls affecting the industry and consumer confidence in the company’s products; the customary risks experienced by global food companies, such as the impact of product and commodity prices, food safety, currency exchange rate fluctuations, government regulations, labor relations, taxes, crop risks, political instability and terrorism; and the outcome of pending claims and governmental investigations involving the company.
     Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita’s financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
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